EXECUTION VERSION

Loan No. ML0976T3

SUPPLEMENT
TO SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT
(Term Loan)

THIS SUPPLEMENT (this “Supplement”) to the Second Amended and Restated Master Loan Agreement dated as of June 30, 2016 (as amended or restated from time to time, the “MLA”), is entered into as of June 30, 2016, between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

BACKGROUND

The Company has requested that CoBank make a term loan to the Company for the purpose of refinancing commercial paper issued by the Company to fund the Company’s acquisition of certain interests in mineral rights, leases, equipment and other assets relating to the Beluga River Unit, and to pay certain expenses relating thereto, and CoBank is willing to make such term loan on the terms and conditions set forth herein and in the MLA.  Capitalized terms used and not otherwise defined in this Supplement shall have the meanings assigned to them in the MLA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.The Term Loan Commitment.    On the terms and subject to the conditions set forth in the MLA and this Supplement, CoBank agrees to make a single draw term loan (the “Loan”) to the Company on the date hereof in the principal amount of $45,600,000 (the “Term Commitment Amount”).  CoBank’s obligation to fund the Loan shall expire at the close of business (Mountain time) on the date hereof.  No portion of the Loan that is prepaid may thereafter be reborrowed.  The Loan shall constitute a “Loan” within the meaning of the MLA, and will be made available as provided in Section 2.02 of the MLA.

SECTION 2.Purpose.  The purpose of the Loan is to refinance commercial paper issued by the Company to fund the Company’s acquisition of certain interests in mineral rights, leases, equipment and other assets relating to the Beluga River Unit and to pay certain expenses relating thereto.

SECTION 3.Interest.  The Company agrees to pay interest on the unpaid balance of the Loan in accordance with one of more of the following interest rate options, as selected by the Company:

(A)Fixed Rate Option.    At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance (the “Fixed Rate Option”).  Under the Fixed Rate Option, rates may be fixed on such balances and for such periods (each, a “Fixed Rate Period”) as may be agreeable to CoBank in its sole discretion in each instance, provided,  however, that: (1) rates may not be fixed for Fixed Rate Periods expiring after the Maturity Date; (2) rates may only be fixed on balances of $100,000 or in increments or multiples thereof; (3) the maximum number of balances at any one time that may be subject to this option and the LIBOR Rate Option shall be five (5); and (4) the Company will not be permitted to establish a new quoted fixed rate, or refix the rate of a Fixed Rate Option, during the existence and continuance of a Default or an Event of Default.

(B)LIBOR Rate Option.    At a fixed rate per annum for any LIBOR Rate Loan for any LIBOR Period equal to the sum of the LIBOR Rate for such LIBOR Period plus the LIBOR Margin (the “LIBOR Rate Option”), provided,  however, that (1) each LIBOR Rate Loan shall be in a minimum amount of $100,000 or in increments or multiples thereof; (2) the maximum number of balances at any one time that may be subject to this option and the Base Rate Option shall be five (5); (3) no LIBOR Period may extend beyond the Maturity Date; and (4) the Company will not be permitted to select new LIBOR Rate Loans, or to continue LIBOR Rate Loans for additional LIBOR Periods, during the existence and continuance of a Default or an Event of Default.

(C)Base Rate Option.    At a fixed rate per annum established by CoBank on the first Business Day of each week equal to the highest of (1)  the Prime Rate in effect on such day, (2) the Federal Funds Effective Rate for such day plus 0.50% and (3) the one-month LIBOR Rate for such day plus 1.00% (the “Base Rate Option”).  The rate established by CoBank shall be effective until the first Business Day of the next week.  Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option or options at the time it requests the Loan hereunder, (2) may elect to convert balances bearing interest at the Base Rate Option to (i) the Fixed Rate Option on any Business Day or (ii) the LIBOR Rate Option upon not less than three (3) Business Days’ prior notice to CoBank; (3) may, upon the expiration of any Fixed Rate Period for any balance bearing interest at the Fixed Rate Option, elect, with respect to such balance, to (i) refix the rate under the Fixed Rate Option or (ii) convert the rate to (a) the Base Rate Option on any Business Day or (b) the LIBOR Rate Option upon not less than three (3) Business Days’ prior notice to CoBank; and (4) may, upon the expiration of the LIBOR Period for any LIBOR Rate Loan, elect to (i) convert the rate on such LIBOR Rate Loan to the Base Rate Option or the Fixed Rate Option on any Business Day or (ii) continue the LIBOR Rate Option with respect to such LIBOR Rate Loan for an additional LIBOR Period selected by the Company upon not less than three (3) Business Days’ prior notice to CoBank.  In the absence of any election provided for herein, the Company shall be deemed to have elected the Base Rate Option, and if the Company fails to specify the LIBOR Period to be applicable to any LIBOR Rate Loan, the Company shall be deemed to have selected a LIBOR Period of one month for such LIBOR Loan.  All interest rate elections provided for herein shall be made pursuant to a request substantially in the form of Exhibit B hereto, and must be received by 12:00 noon Mountain time on the required date of notice, and such delivery may be made electronically.  Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.  Interest shall be: (a) in the case of any balance bearing interest at the Base Rate Option or the Fixed Rate Option, calculated quarterly in arrears on the last day of each calendar quarter and on the Maturity Date and payable quarterly in arrears on the 20th day of the following January, April, July or October and on the Maturity Date, and (b) in the case of a LIBOR Rate Loan, payable in arrears on the last day of the LIBOR Period applicable to such LIBOR Rate Loan and on the Maturity Date,  provided, that, if the applicable LIBOR Period is longer than three (3) months, interest on such LIBOR Rate Loan shall be payable in arrears on the date that is three (3) months after the first day of such LIBOR Period, the last day of such LIBOR Period and on the Maturity Date.

SECTION 4.Repricing.    CoBank may, in its sole discretion based on market conditions, from time to time on or after June 30, 2021 (but not more than once during any five-year period), change the LIBOR Margin.  If CoBank elects to so change the LIBOR Margin, it shall deliver not less than thirty (30) days’ prior written notice of such change (a “Repricing Notice”) to the Company setting forth (1) the Repricing Date and (2) the amount by which the LIBOR Margin will increase or decrease.  Any such change to the LIBOR Margin shall occur on the Repricing Date set forth in the Repricing Notice unless the Company provides written objection thereto not less than fifteen (15) days prior to the Repricing Date; provided that, if the Company so objects to any increase in the LIBOR Margin, (a) the Company may not request that any balance of the Loan be made as, converted into or continued as a LIBOR Rate Loan unless and until the Company and CoBank mutually agree on a new LIBOR Margin and (b) if the Company and CoBank do not mutually agree on a new LIBOR Margin on or prior to the date that is three (3) Business Days prior to the Repricing Date, no balance may thereafter be made as, converted into or continued as a LIBOR Rate Loan.

SECTION 5.Fees.  Concurrently with the making of the Loan hereunder, the Company shall pay to CoBank an origination fee equal to the greater of (1) 0.25% of the Term Commitment Amount and (2) $114,000.

SECTION 6.Repayment of the Loan.  The Company promises to repay the unpaid principal balance of the Loan in accordance with the repayment schedule shown on Exhibit A to the CoBank Note.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the Loan at the times and in accordance with the provisions set forth above.

SECTION 7.Prepayment.  Subject to Section 10.01 of the MLA and Section 10(D) of this Supplement, the Company may, on any Business Day, prepay the Loan in whole or part.  In the event the Company would like to prepay the Loan in whole or part, it shall notify CoBank thereof in writing (1) not later than 11:00 a.m. Mountain time three (3) Business Days prior to the date on which the Company intends to prepay any balance of the Loan bearing interest at the Fixed Rate Option or the LIBOR Rate Option or (2) not later than 11:00 a.m. Mountain time on the Business Day the Company intends to prepay any balance of the Loan bearing interest at the Base Rate Option.  Each notice of prepayment shall specify (a) which balances of the Loan will be prepaid, (b) the date and amount of prepayment, and (c) whether the prepayment is of balances of the Loan bearing interest at the Base Rate Option, the Fixed Rate Option and/or the LIBOR Rate Option.  Unless otherwise agreed to by CoBank in writing, all such notices shall be irrevocable.  On the date fixed for prepayment, the Company shall prepay the Loan (or so much thereof as provided in the Company’s notice), together with accrued interest thereon, and, if applicable, any surcharge owing under Section 10.01 of the Master Loan Agreement and/or any fee owing under Section 10(D) of this Supplement.  All prepayments shall be applied first to balances bearing interest at the Base Rate Option, and then to such balances bearing interest at the Fixed Rate Option and/or the LIBOR Rate Option as the

Company shall specify.  All prepayments will be applied to principal installments on the Loan in the same proportion as the aggregate unpaid principal amount of the Loan is reduced as a result of such prepayment.

SECTION 8.Promissory Note.  The Company’s obligation to repay the Loan shall be evidenced by a promissory note, dated as of the date hereof, made by the Company and payable to the order of CoBank, in the face principal amount equal to the Term Commitment Amount and otherwise in the form attached hereto as Exhibit A (as may be amended, modified and/or restated from time to time, the “CoBank Note”).

SECTION 9.Security.  The CoBank Note evidencing the Loan under this Supplement is secured as provided in Section 2.04 of the Master Loan Agreement.

SECTION 10.Increased Costs; Illegality; Funding Losses.

(A)Increased Costs.  If any Change in Law shall:

(1)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, CoBank (except any reserve requirement reflected in the LIBOR Rate);

(2)subject CoBank to any tax of any kind whatsoever on or with respect to this Supplement, any LIBOR Rate Loan, or solely as it relates to this Supplement, the MLA, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to CoBank in respect thereof; or

(3)impose on CoBank or the London interbank eurodollar market any other condition, cost or expense affecting this Supplement, the MLA or LIBOR Rate Loans made by CoBank;

and the result of any of the foregoing shall be to increase the cost to CoBank of making, converting to, continuing or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by CoBank hereunder (whether of principal, interest or any other amount) in respect of a LIBOR Rate Loan, then, upon request of CoBank, the Company will pay to CoBank such additional amount or amounts as will compensate CoBank for such additional costs incurred or reduction suffered.  Failure on the part of CoBank to demand compensation pursuant to this Section 10(A) shall not constitute a waiver of CoBank’s right to demand such compensation.

(B)Illegality.  If CoBank determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for CoBank or its applicable lending office to make or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of CoBank to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by CoBank to the Company, any obligation of CoBank to convert or continue LIBOR Rate Loans shall be suspended until CoBank notifies the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice and demand from CoBank, the Company shall, at its election, either prepay or, if applicable, convert all LIBOR Rate Loans to balances of the Loan bearing interest based on the Base Rate Option or the Fixed Rate Option, either on the last day of the LIBOR Period therefor, if CoBank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if CoBank may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

(C)Inability to Determine Rates.  If CoBank determines that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (1) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and LIBOR Period of such LIBOR Rate Loan, (2) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested LIBOR Period, or (3) the LIBOR Rate for any requested LIBOR Period does not adequately and fairly reflect the cost to CoBank of funding such Loan, CoBank will promptly so notify the Company in writing.  Thereafter, the obligation of CoBank to make, convert to, or to maintain, LIBOR Rate Loans shall be suspended until CoBank revokes such notice.  Upon receipt of such notice, the Company may revoke any pending loan request or request for continuation or conversion requesting LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for balances of the Loan bearing interest based on the Base Rate Option in the amount specified therein.

(D)Compensation for Losses.  Upon written demand of CoBank from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Company shall promptly compensate CoBank for and hold CoBank harmless from any loss, cost or expense (other than any loss of anticipated profit) incurred by it as a result of (1) any continuation, conversion, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the LIBOR Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (2) any failure by the Company to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by the Company, including any loss or expense arising from the liquidation or reemployment of funds obtained by CoBank to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Company shall also pay any reasonable and customary administrative fees charged by CoBank in connection with the foregoing.  For purposes of calculating amounts payable by the Company to CoBank under this Section, CoBank shall be deemed to have funded each LIBOR Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

SECTION 11.  Non-Patronage.  Notwithstanding any provisions in the MLA or CoBank’s Bylaws and Capital Plan to the contrary, the Loan evidenced by this Supplement shall be made on a non-patronage basis.  Therefore, any amounts advanced under the Loan shall not be included in the annual average accruing loan volume calculation for purposes of determining the Company’s patronage refund, if any.

SECTION 12.Definitions.  As used in this Supplement, the following terms shall have the following meanings:

“Business Day” means any day other than a Saturday, Sunday, or other day on which CoBank or the Federal Reserve Bank is closed for business, provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any such day on which banks are not open for dealings in Dollars in the London interbank eurodollar market.

“Change in Law” means the occurrence, after the date of this Supplement, of any of the following: (a) the adoption or taking effect of any law, (b) any change in any law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (1) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (2) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards  to the next whole multiple of 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards to the next 1/100th of 1%) of the quotations for such day for such transactions received by the CoBank from three Federal funds brokers of recognized standing selected by it.

“LIBOR Margin” means (a) at any time prior to the Repricing Date, 1.375% per annum, and (b) at any time on and after the Repricing Date, the per annum rate set forth in, or determined pursuant to, the Repricing Notice.

“LIBOR Period” means, for any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is made, converted or continued as a LIBOR Rate Loan and ending on the date one, three or six months thereafter, as selected by the Company pursuant to Section 3 of this Supplement.

“LIBOR Rate” means, for any LIBOR Period, (a) a rate of interest (rounded upward to the next whole multiple of 1/100th of 1%) reported by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by CoBank from time to time, for the purpose of providing quotations of interest rates applicable to Dollar deposits in the London interbank eurodollar market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Period, as the rate for Dollar deposits with a maturity comparable to such LIBOR Period, multiplied by (b) the Statutory Reserve Rate for such LIBOR Period; provided that the LIBOR Rate shall not be less than zero.

“LIBOR Rate Loan” means any balance of a Loan bearing interest based on the LIBOR Rate, it being understood that each such balance having a different LIBOR Period shall be deemed to be a separate LIBOR Rate Loan.

“Maturity Date” means April 20, 2031.

“Prime Rate” means the rate of interest per annum published from time to time as the “Prime Rate” by the Eastern Edition of The Wall Street Journal, or, if the Eastern Edition of The Wall Street Journal ceases publishing a “Prime Rate,” any successor publication selected by CoBank in its discretion; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Repricing Date” means the effective date set forth in a Repricing Notice delivered by CoBank to the Company.

“Repricing Notice” has the meaning set forth in Section 4.

“Statutory Reserve Rate” means, for any LIBOR Period for any LIBOR Rate Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such LIBOR Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System (the “Board”) to which CoBank is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to CoBank under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date first shown above.

CoBANK, ACB	CHUGACH ELECTRIC ASSOCIATION, INC.

By:	By:	/s/ Sherri L. Highers

Title:	Title:	CFO

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date first shown above.

CoBANK, ACB		CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Jake Good	By:

Name:	Jake Good	Name:

Title:	Vice President	Title:

[Signature Page to Second Supplement MLA]

EXHIBIT A TO SUPPLEMENT

Chugach Electric Association, Inc. is personally obligated and fully liable for the amount due under this note and, subject to the provisions of the Second Amended and Restated Indenture of Trust dated as of January 20, 2011, as amended and supplemented, between Chugach Electric Association, Inc. and U.S. Bank, National Association, as Trustee (the “Indenture”), each Holder (as defined in the Indenture) has the right to sue on this note and obtain a personal judgment against the Maker (as hereinafter defined) for satisfaction of the amount due under this note either before or after a foreclosure of the Indenture under Alaska Statutes 09.45.170-09.45.220.

Loan No.: ML0976T3_

PROMISSORY NOTE

CHUGACH ELECTRIC ASSOCIATION, INC.

Anchorage,  Alaska

$45,600,000	June 30, 2016

FOR VALUE RECEIVED, CHUGACH ELECTRIC ASSOCIATION, INC. (the “Maker”) promises to pay to COBANK, ACB or its order (the “Payee”) in U.S. dollars and in immediately available funds,  the principal sum of FORTY-FIVE MILLION SIX HUNDRED THOUSAND DOLLARS ($45,600,000) in consecutive quarterly installments, each in an amount, and each due and payable on the dates, set forth on Exhibit A hereto.  The undersigned also promises to pay to the Payee interest on the unpaid principal balance hereof in like money at the rates of interest, at the times, and calculated in the manner set forth in the “Supplement” and the “Master Loan Agreement” (both as hereinafter defined).  For purposes hereof, the term: (1) “Supplement” shall mean that certain Supplement dated as of June 30, 2016, and numbered ML0976T3, as such Supplement may be amended or restated from time to time; (2) “Master Loan Agreement” shall mean that certain Second Amended and Restated Master Loan Agreement dated June 30, 2016, and numbered 000976A, as that agreement may be amended or restated from time to time.

Subject to the payment of a premium calculated in accordance with Section 10.01 of the Master Loan Agreement and/or the payment of fees in accordance with Section 11(D) of the Supplement, as applicable, the Maker may prepay this Promissory Note in whole or in part as provided in the Supplement.  All partial prepayments shall be applied in the manner set forth in the Supplement.

Notwithstanding any other provision hereof or the Master Loan Agreement: (1) if any date on which principal or interest is due is not a Business Day, then such payment shall be made on the next Business Day and interest on any principal amount not paid on the original due date shall continue to accrue until such payment is made; (2) if any interest or principal is not paid when due, then such payment shall be due and payable on demand; and (3) upon the occurrence of an “Event of Default” (as defined in the Master Loan Agreement) until such Event of Default shall have been waived or cured in a manner satisfactory to CoBank, interest shall accrue at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect.

Payments on this Promissory Note shall be made as provided in Section 2.03 of the Master Loan Agreement.  The Maker agrees that the Payee shall not be obligated to present this Promissory Note for payment.

This Promissory Note is given to evidence the loan made by the Payee to the Maker under the Supplement and, to the extent related to the Supplement, the Master Loan Agreement.  Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Master Loan Agreement.

This Promissory Note is secured as provided in Section 2.04 of the Master Loan Agreement.

Upon the occurrence of an Event of Default under the Master Loan Agreement, the principal amount hereof, together with accrued interest hereon, any premium owing under Section 10.01 of the Master Loan Agreement and any fee owing under Section 10(D) of the Supplement, may be declared to be due and payable in the manner and with the effect provided in the Master Loan Agreement.

The Payee will keep a record of: (A) the unpaid principal balance hereof; (B) the interest rate elections and interest rates applicable to the unpaid principal balance hereof and the effective dates of all changes thereto; (C) all fees and expenses due and payable hereunder; and (D) the date and amount of all principal, interest, and fees paid by the Maker.  To the extent permitted by applicable Law, such record (and all computer printouts thereof) shall be presumed correct absent manifest error as to the obligations of the Maker therein recorded; provided that the failure of Payee to maintain such record, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) any loan in accordance with the terms of this Note, the Supplement, and the Master Loan Agreement.

The Maker hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Promissory Note, and all defenses on the grounds of delay or of any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof, and it is specifically agreed that the obligations of the Maker shall not be affected or altered to the prejudice of the holder or holders hereof by reason of the assumption of payment of the same by any other person or entity.

Except to the extent governed by applicable Federal law, this Promissory Note shall be governed by and construed in accordance with the laws of the State of Alaska, without reference to choice of law doctrine.

(Signature Page to Follow)

CHUGACH ELECTRIC ASSOCIATION, INC.

By: ___________________________________

Title: _________________________________

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Obligations referred to in the Second Amended and Restated Indenture of Trust dated as of January 20, 2011, as amended and supplemented, between Chugach Electric Association, Inc. and U.S. Bank, National Association, as Trustee.

U.S. Bank National Association, as Trustee

By:
Authorized Signatory

Date:	June 30, 2016

EXHIBIT A TO PROMISSORY NOTE

AMORTIZATION SCHEDULE

Payment	Principal	Payment	Principal
Date	Payment	Date	Payment
7/20/2016	$912,000	1/20/2024	$1,026,000
10/20/2016	$912,000	4/20/2024	$1,026,000
1/20/2017	$912,000	7/20/2024	$1,026,000
4/20/2017	$912,000	10/20/2024	$1,026,000
7/20/2017	$798,000	1/20/2025	$1,026,000
10/20/2017	$798,000	4/20/2025	$1,026,000
1/20/2018	$798,000	7/20/2025	$912,000
4/20/2018	$798,000	10/20/2025	$912,000
7/20/2018	$798,000	1/20/2026	$912,000
10/20/2018	$798,000	4/20/2026	$912,000
1/20/2019	$798,000	7/20/2026	$684,000
4/20/2019	$798,000	10/20/2026	$684,000
7/20/2019	$798,000	1/20/2027	$684,000
10/20/2019	$798,000	4/20/2027	$684,000
1/20/2020	$798,000	7/20/2027	$570,000
4/20/2020	$798,000	10/20/2027	$570,000
7/20/2020	$912,000	1/20/2028	$570,000
10/20/2020	$912,000	4/20/2028	$570,000
1/20/2021	$912,000	7/20/2028	$456,000
4/20/2021	$912,000	10/20/2028	$456,000
7/20/2021	$912,000	1/20/2029	$456,000
10/20/2021	$912,000	4/20/2029	$456,000
1/20/2022	$912,000	7/20/2029	$342,000
4/20/2022	$912,000	10/20/2029	$342,000
7/20/2022	$1,026,000	1/20/2030	$342,000
10/20/2022	$1,026,000	4/20/2030	$342,000
1/20/2023	$1,026,000	7/20/2030	$228,000
4/20/2023	$1,026,000	10/20/2030	$228,000
7/20/2023	$1,026,000	1/20/2031	$228,000
10/20/2023	$1,026,000	4/20/2031	$228,000

EXHIBIT B TO SUPPLEMENT

INTEREST RATE OPTION NOTICE

___________, 20__

To:CoBank, ACB (“CoBank”)

From:Chugach Electric Association, Inc. (the “Company”)

Re:Supplement dated as of June 30, 2016 (the “Supplement”) to the Second Amended and Restated Master Loan Agreement dated as of June 30, 2016 between the Company and CoBank

Pursuant to Section 3 of the Supplement, the Company hereby gives notice of its desire to, in accordance with the terms of the Supplement and those set forth below, with respect to [the Loan requested concurrently herewith in the amount of $____________] [an existing principal balance in the amount of $___________] [comprised of a LIBOR Rate Loan with a LIBOR Period ending on __________, 20__][bearing interest at a quoted fixed rate equal to ___% for a quoted fixed rate period ending __________, 20__][bearing interest at the base rate] (all capitalized terms used herein and not defined herein shall have the meaning given them in the Supplement):

☐	Selection of LIBOR Rate Option: Establish a new/convert/continue a LIBOR Rate Loan in the following amount:

$________1 for a period of _____ months2;

☐	Selection of Fixed Rate Option: Establish [a] new quoted fixed rate for the following amount:

$________3 for a period of ____ [days/months/years];

☐	Selection of Base Rate Option: Elect the base rate for the following amount:

$________

The elections noted above and requested pursuant to this Interest Rate Option Notice shall be effective on ____________, 20__4.

1 Minimum of $100,000 (or higher integral multiple of $100,000).

2 1, 3 or 6 months.

3 Minimum of $100,000 (or higher integral multiple of $100,000).

4 Interest Rate Option Notice to be received prior to 12:00 noon (Mountain time) on the date required by the Supplement.

B-1

CHUGACH ELECTRIC ASSOCIATION, INC.

By ____________________________________

Title ___________________________________

B-2